UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2015

SIGNATURE OFFICE REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway, Suite 100
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 243-4449

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders.

On June 9, 2015, Signature Office REIT, Inc. ("SOR") held a Special Meeting of Stockholders (the “Special Meeting”). As of April 23, 2015, the record date for the Special Meeting, there were 20,473,024 shares of SOR common stock issued and entitled to vote at the Special Meeting.
Set forth below are the voting results for the proposals considered and voted at the Special Meeting:

1.
SOR’s stockholders approved the merger described in the Agreement and Plan of Merger dated as of November 21, 2014 (the "Merger Agreement") by and among SOR, Griffin Capital Essential Asset REIT, Inc. ("GCEAR"), and Griffin SAS, LLC, a wholly owned subsidiary of GCEAR ("Merger Sub"), and other transactions contemplated in the Merger Agreement. As contemplated by the Merger Agreement:

▪
SOR shall merge with and into Merger Sub (the "Merger"). Merger Sub will continue as the surviving entity and as a wholly owned subsidiary of GCEAR, and the separate corporate existence of SOR will cease.

▪
At the effective time of the Merger, each share of SOR common stock issued and outstanding immediately prior to the effective time shall be canceled and, in exchange for cancellation of such shares, be converted automatically into the right to receive 2.04 shares of validly issued fully paid and non-assessable shares of GCEAR common stock.

The number of votes cast for, the number of votes cast against, and votes abstaining were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
10,529,936	592,984	974,263	0

2.	SOR's stockholders approved, on an advisory (non-binding) basis, the compensation that will become payable to the named executive officers of SOR in connection with the consummation of the Merger.
The number of votes cast for, the number of votes cast against, and votes abstaining were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
9,589,307	1,310,870	1,197,007	0
Because the affirmative vote of the holders of shares of SOR’s common stock entitled to cast a majority of all the votes entitled to be cast on the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”) was achieved, the proposal to grant discretionary authority to the named proxy holders to adjourn the Special Meeting to solicit additional proxies in favor of the Merger Proposal was not necessary or appropriate and, therefore, not called.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURE OFFICE REIT, INC.

Dated: June 9, 2015	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President